Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Incentive Plan, 2020 Employee Stock Purchase Plan, and Nikola Corporation 2017 Stock Option Plan of our report dated March 13, 2020, except for paragraphs 7 through 11 of Note 14, as to which the date is May 1, 2020, with respect to the consolidated financial statements of Legacy Nikola incorporated by reference in Nikola Corporation’s Current Report on Form 8-K dated June 8, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 10, 2020